Exhibit (a)(5)(G)

PRESS RELEASE

AbbVie Announces Offer Consideration for Acquisition of Pharmacyclics

NORTH CHICAGO, Ill., May 21, 2015 —  AbbVie (NYSE: ABBV) announced today the per share offer consideration amounts pursuant to its previously announced offer to acquire each outstanding share of common stock of Pharmacyclics, Inc. (“Pharmacyclics”) for a mix of cash and AbbVie common stock, as described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by AbbVie on March 23, 2015, as amended.  Based on the assumption that the exchange offer will expire at 5:00 p.m., New York City time, on May 22, 2015, the mixed consideration will consist of $152.25 in cash and 1.6639 shares of AbbVie common stock and, subject to proration, the all-stock consideration will consist of 3.9879 shares of AbbVie common stock.

This calculation is based on the volume weighted average sale price per share of AbbVie common stock as reported on the New York Stock Exchange for the ten consecutive trading days ending on and including May 20, 2015, calculated in accordance with the Agreement and Plan of Reorganization, dated as of March 4, 2015, among AbbVie, Oxford Amherst Corporation, Oxford Amherst LLC and Pharmacyclics (as amended).

Consummation of the exchange offer remains subject to the satisfaction or waiver of certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is currently scheduled to expire tonight at 11:59 p.m., New York City time, the absence of legal restraints preventing the merger and the valid tender of at least a majority of the Pharmacyclics shares outstanding as of the expiration of the offer.  If the exchange offer is extended, AbbVie will recalculate the offer consideration based on the extended expiration date of the offer and will announce the new exchange rate by issuing a press release.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. AbbVie employs more than 26,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the expected structure and timetable for the transaction between AbbVie and Pharmacyclics. The statements in this release are based upon current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include risks and uncertainties related to, among other things: failure to satisfy the conditions to consummate the offer and the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the failure of the offer or the merger to close for any other reason; the amount of the costs, fees, expenses and charges related to the offer and the merger; general economic and business conditions, global economic growth and activity; industry conditions; changes in laws or regulation; and other factors beyond the companies’ control as well as the risk factors and other cautionary statements described in AbbVie’s and Pharmacyclics’ filings with the SEC. Please refer to the Risk Factors section of AbbVie’s Registration Statement on Form S-4, as filed on March 23, 2015 for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. All subsequent written and oral forward-looking statements attributable to AbbVie or Pharmacyclics or any person acting on their behalf are qualified by the cautionary statements in this section.

Important Additional Information

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of Pharmacyclics, nor is it a substitute for the Registration Statement on Form S-4 and tender offer materials that AbbVie filed with the Securities and Exchange Commission (“SEC”) on March 23, 2015, each as amended.

Investors and security holders of Pharmacyclics are urged to read the tender offer statement on Schedule TO, filed on March 23, 2015 (as amended, the “Schedule TO”), the Registration Statement on Form S-4, as filed on March 23, 2015 (as amended, the “Registration Statement”), and the solicitation/recommendation statement filed by Pharmacyclics on Schedule 14D-9, filed on March 23, 2015 (as amended, the “Schedule 14D-9”). The tender offer materials (including an offer to purchase, letter of transmittal and related tender offer documents), the Registration Statement and the Schedule 14D-9 contain important information which should be read carefully before any decisions are made with respect to the Offer.

In addition to the Schedule TO, the Schedule 14D-9 and the Registration Statement described above, AbbVie and Pharmacyclics file annual, quarterly and current reports, proxy statements and other information with the SEC. The Schedule TO, the Schedule 14D-9, the Registration Statement and any other relevant materials, and any other documents filed with the SEC by AbbVie or Pharmacyclics, are available without charge at the SEC’s website at www.sec.gov, or from the companies’ websites, at www.abbvieinvestor.com and http://www.pharmacyclics.com, respectively.

Free copies of the exchange offer materials (including the Registration Statement and the Schedule TO) are also available on AbbVie’s website at www.abbvieinvestor.com and copies of the Schedule 14D-9 are available on Pharmacyclics’ website http://www.pharmacyclics.com. Copies of the exchange offer materials (including the Registration Statement and the Schedule TO) may also be obtained free of charge from Georgeson Inc., the information agent for the exchange offer, by calling, toll-free, (888) 680-1528 or emailing PCYC@georgeson.com.

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